UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2015

Nemus Bioscience, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA 92626
(Address of principal effective offices)      (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 19, 2015, Nemus Bioscience, Inc. (the "Company")  entered into a Securities Purchase Agreement (the “Agreement”) to sell 5,000 shares of Series B Preferred Stock (“Preferred Shares”) and warrants to purchase 6,250,000 shares of the Company's common stock at an exercise price of $1.15 per share for a term of five years (each, a “Warrant” and collectively, the “Warrants”), to certain accredited investors (as such terms are defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended, collectively, the “Purchasers”) at a purchase price of $1,000 for each Preferred Share and related Warrants for aggregate proceeds of $5,000,000 (the “Financing”). The designations, preferences and relative rights of the Series A Preferred Stock are specified in the Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock, a description of which is provided below in Item 5.03. The Preferred Shares and the Warrants are being sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D.

This Financing is expected to close no later than August 21, 2015, subject to customary closing conditions. Midtown Partners & Co., LLC (“Midtown”) served as placement agent for the Financing. For its services, Midtown will receive $213,000 in cash compensation and Warrants to purchase 187,500 shares of common stock at an exercise price of $1.15 per share. The Company intends to use the proceeds of the Financing to fund the advancement of its proprietary cannabinoid-based therapeutics and for general corporate purposes.

As part of the terms of the Agreement, the Company entered into a Registration Rights Agreement with the Purchasers pursuant to which the Company has agreed to file a registration statement to register for resale (i) 130% of the shares of common stock underlying the Preferred Shares and (ii) all of the shares of common stock underlying the Warrants, within 30 calendar days following the closing of the Financing. Subject to certain exceptions, in the event the registration statement does not become effective within certain time periods set forth in the Registration Rights Agreement, the Company would be required to pay the Purchasers in the Financing an amount in cash equal to two percent (2.0%) of the aggregate purchase price of the Preferred Shares and the Warrants every month until such time as the registration statement becomes effective or the shares of common stock underlying the Preferred Shares (and shares of common stock underlying the Warrants) sold in the Financing may be sold by the Purchasers pursuant to Rule 144 without any restrictions or limitations.

The foregoing description of the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the form of Warrant attached hereto as Exhibit 4.1, the form of Securities Purchase Agreement attached hereto as Exhibit 10.1, and the form of Registration Rights Agreement attached hereto as Exhibit 10.2, each of which is incorporated herein by reference.

 Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 19, 2015, the Company filed a Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock (the "Certificate of Designation") with the Secretary of State of Nevada to create a series of preferred stock consisting of five thousand (5,000) out of the twenty million (20,000,000) shares of the Company's Preferred Stock, which will be designated "Series B Preferred Stock."  The Certificate of Designation was approved by the Company's Board of Directors on August 18, 2015.  The Certificate of Designation provides, among other things, that:

•	The Preferred Shares have a stated value of $1,000 per share and are convertible into shares of common stock at a conversion price of $0.80.
•	The Series B Preferred Stock include customary provisions including anti-dilution protection, rights upon a fundamental transaction and adjustments for dividends and purchase rights.
•
Subject to certain conditions being met, the Company has the right to force conversion of the Series B Preferred Stock into shares of common stock if on each trading day over a 20 trading day period the VWAP exceeds 200% of the applicable conversion price and the daily trading volume exceeds 200,000 shares.

This brief description of the Certificate of Designation is not intended to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation as attached as Exhibit 3.1 to this report and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On August 20, 2015, the Company issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The Company is furnishing the information in this Current Report on Form 8-K and in Exhibit 99.1 to comply with Regulation FD. Such information shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statement and Exhibits.

(d)  Exhibits

Exhibit Number	Description
3.1	Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock filed with the Secretary of State of Nevada on April 1, 2015
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press release dated August 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: August 20, 2015	By:	/s/ Elizabeth Berecz
Elizabeth Berecz Chief Financial Officer